UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 17, 2010

Seacoast Banking Corporation of Florida
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-13660	59-2260678
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

815 Colorado Avenue, Stuart, Florida		34994
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	772-287-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

As previously reported, Seacoast Banking Corporation of Florida (the "Company") entered into an Investment Agreement, dated as of April 8, 2010 (the "Investment Agreement"), with the investors named on the signature pages thereto providing for, subject to the terms and conditions set forth therein, including, if applicable, approval of the applicable regulatory authorities, the purchase from the Company of $50 million of Series B Mandatorily Convertible Noncumulative Nonvoting Preferred Stock (the "Series B Preferred Stock") in connection with a private placement (the "Private Placement"). On June 17, 2010, following the receipt of approval of the applicable regulatory authorities, the Company issued the final 15,611 shares of Series B Preferred Stock to be issued under the Investment Agreement.

The Series B Preferred Stock is mandatorily convertible into shares of the Company’s common stock, par value $0.10 per share (the "Common Stock"), immediately following receipt of the shareholder approvals at the Company’s 2010 Annual Meeting of Shareholders, which is scheduled for June 22, 2010, to:

• amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to permit the conversion in full of the Preferred Stock and provide available authorized but unissued shares for general corporate purposes; and

• approve the issuance of the Company’s Common Stock upon conversion of the Series B Preferred Stock for purposes of Rule 5635 of the Nasdaq Listing Rules.

The Private Placement was made pursuant to exemptions from registration under the Securities Act of 1933, as amended, and Regulation D thereunder.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Seacoast Banking Corporation of Florida

June 18, 2010	By:	/s/ Dennis S. Hudson, III

Name: Dennis S. Hudson, III
Title: Chairman & Chief Executive Officer